Exhibit 99.(14)(b)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Statements and Experts” and within Exhibit A, “Agreement and Plan of Reorganization”, both included in the Proxy Statement and Prospectus of Morgan Stanley Institutional Fund, Inc. Global Value Equity Portfolio, and to the incorporation by reference of our report, dated February 20, 2009, on the financial statements and financial highlights of Global Franchise Portfolio and Global Value Equity Portfolio as of December 31, 2008 in the Proxy Statement and Prospectus included in this Registration Statement on Form N-14 of Morgan Stanley Institutional Fund, Inc. Global Value Equity Portfolio.

We also consent to the references to our firm under the caption Financial Highlights in the Morgan Stanley Institutional Fund, Inc Prospectus and under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Morgan Stanley Institutional Fund, Inc. Statement of Additional Information, dated May 1, 2009, on Form N-1A, which was filed with the Securities and Exchange Commission on April 29, 2009 in Post-Effective Amendment No. 79 (File No. 033-23166), and are incorporated by reference into this Registration Statement on Form N-14 of Morgan Stanley Institutional Fund, Inc. Global Value Equity Portfolio.  We further consent to the incorporation by reference of our report, dated February 20, 2009, on the financial statements and financial highlights of Global Franchise Portfolio and Global Value Equity Portfolio, included in the Annual Report to Shareholders for the year ended December 31, 2008, which is also incorporated by reference into the Statement of Additional Information included in this Registration Statement on Form N-14 for Morgan Stanley Institutional Fund, Inc. Global Value Equity Portfolio.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
May 14, 2009